Exhibit 3.1

From: unknown Page: 4/6 Date: 5/18/202

Filed in the Office of	Business Number C5815-1986
[signature]	Filing Number 20233207971
Secretary of State State Of Nevada	Filed On 5/18/2023 1:01:00 PM
	Number of Pages 3

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: American International Holdings Corp. Entity or Nevada Business Identification Number (NVID): C5815-1986
2. Document:	Name of document with inaccuracy or defect: Second Amended and Restated Certificate of Designations of Series A
3. Filing Date:	Filing date of document which correction is being made: 5/6/2022
4. Description:	Description of inaccuracy or defect: The original filing included various errors associated with the voting and conversion rights of the Series A Convertible Preferred Stock, which should have voted and converted into 60% of the Company on a fully-diluted basis.
5. Correction:	Correction of inaccuracy or defect: See the attached Exhibit A.
6. Signature: (Required)	X [signature] **Signature** 05/18/2023 Date

This form must be accompanied by appropriate fees.

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Revised: 12/12/2022

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Exhibit A

The original Second Amended and Restated Certificate of Designations of American International Holdings Corp. establishing the designations, preferences limitations and relative rights of its Series A Convertible Preferred Stock (the “Designation”), incorrected referenced the Series A Convertible Preferred Stock voting and converting into 60% of the total common stock outstanding, instead of 60% of the fully-diluted (common, plus preferred stock).

5.	Correction of inaccuracy or defect:

Section 1.iv. is corrected and restated in its entirety to read:

“iv. “Conversion Percentage” equals (x) the total Conversion Shares divided by (y) the total Fully-Diluted Shares, immediately subsequent to such applicable Conversion, which shall never be more than the Preferred Stock Percentage, as of such applicable date of determination.”

A new Section 1.va. is added to the Designation as follows:

“va. “Fully-Diluted Shares” shall mean, with respect to any date of determination, (a) the aggregate total number of shares of Common Stock outstanding as of such date, divided by (b) 0.40.”

Section 1.vii. is corrected and restated in its entirety to read:

“viii. [Reserved].

Section 1.xii. is corrected and restated in its entirety to read:

“xii. “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 5.2 through 5.3.”

A new Section 1.xiia. is added to the Designation as follows:

“xiia. “Remaining Percentage” (a) the Preferred Stock Percentage, minus (b) the Converted Percentage, each as of any date of determination.”

Section 1.xiii. is corrected and restated in its entirety to read:

“xiv “Remaining Percentage Conversion Shares” means a number of shares of Common Stock as equals (x) (a) the Preferred Stock Percentage, minus (b) the Converted Percentage, multiplied by (y) the Fully-Diluted Shares, divided by (z) the Total Preferred Shares, rounded up the nearest whole share, each as of any date of determination.”

Section 4.1 is corrected and restated in its entirety to read:

“4.1 Voting Rights. The Holders of the Series A Preferred Stock will have the voting rights as described in this Section 4, except as otherwise required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting) equal to the Remaining Percentage of the total vote (the “Total Series A Vote”). For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, and the Remaining Percentage is 60%, the Holders of the Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 15,000 shares, out of a total number of 25,000 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total Common Stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series A Preferred Stock, if any; and (c) the voting rights attributable to the Series A Preferred Stock, as described herein, whether such Series A Preferred Stock shares are voted or not. All Series A Shares shall vote together with the Common Stock on all shareholder matters as its own voting class.”

Section 4.(a) is corrected and restated in its entirety to read:

“(a) From time to time, each Holder shall have the right to convert each share of Series A Preferred Stock then held by such Holder into a number of fully-paid, non-assessable shares of Common Stock of the Company equal to such Holder’s Pro Rata Share of the Remaining Percentage Conversion Shares (the “Holder’s Percentage”)(provided that such Holder may effect Conversions for less than the entire amount of the Holder’s Percentage)(each a “Conversion” and such conversion option, the “Conversion Option”). The Conversion Option may be exercised from time to time by and at the option of the Holder until Holder does not hold any shares of Series A Preferred Stock. The Company shall provide each Holder written notice of the Fully-Diluted Shares from time to time, promptly upon request. In order to effectuate the Conversion under this Section 5.1, the Holder must provide the Company a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Company. There shall be no retroactive adjustment of the Holder’s Percentage for any change in such percentage after the date that any shares of Series A Preferred Stock are converted hereunder. No individual Conversion by any individual Holder shall be in an amount greater than 9.99% of the outstanding Common Stock of the Company on the date of the Notice of Conversion (the “Individual Conversion Limitation”).”

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